HomeTrust Bank Reaches Settlement in
Trademark Dispute with HomeTown Bank

ASHEVILLE, N.C., August 19,  2014 - HomeTrust Bancshares, Inc. (NASDAQ: HTBI) (Company),  today announced that its banking subsidiary, HomeTrust Bank, has reached a settlement of a trademark dispute with Roanoke, Virginia based HomeTown Bank.

Dana Stonestreet, HomeTrust Bank Chairman, President and CEO commented, “We are pleased to have reached an amicable settlement with HomeTown Bank.  Under the settlement, all lawsuits filed in the matter will be dismissed, and we will continue to operate using our legally chartered name and federally registered service mark, “HomeTrust Bank”, which we have used in Virginia since 2003.  As an accommodation to HomeTown Bank, we have agreed to use the term "Roanoke Division" on specified signage and advertising in the greater Roanoke Valley for a limited period of time. HomeTown Bank, under the leadership of Susan Still, has built an impressive community bank, and we have the utmost respect for HomeTown Bank and its success in weathering the economic downturn and continuing to grow in the Roanoke Valley.”

Stonestreet continued, “We amicably resolved this dispute to put the distraction of litigation behind us and will proceed as planned with our expansion into the greater Roanoke Valley as HomeTrust Bank. Our commercial lending office on South Jefferson Street opened in July. Adam Shores is the Market President for the Roanoke Valley. Our commercial lending team also includes Chris Conner, Cathy Hartman, Lana Thompson, Penny Witt and Charles Smith, who have all worked together in Roanoke and have over 130 years of combined banking experience in this market.

"The branches we are acquiring from Bank of America will open under the HomeTrust banner effective Monday, November 17, 2014.   We plan to retain all of the branch employees working in those Virginia locations and they will continue to provide exceptional service to their customers and community.

“We have had a warm reception by new customers in Roanoke and we could not be more excited about the potential for growth and for making a positive difference in the greater Roanoke Valley community.”

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank. The Company currently has assets of $2.2 billion. HomeTrust Bank, founded in 1926, is a community-focused financial institution committed to providing value added community banking through its 35 offices in North Carolina (including the Asheville metropolitan area and the “Piedmont” region, and Charlotte), South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and its commercial loan production office in Roanoke, Virginia.   HomeTrust Bank is the 8th largest community bank headquartered in North Carolina.

On June 10, 2014, the Company announced that HomeTrust Bank entered into an agreement to purchase the branch banking operations of ten locations in Virginia and North Carolina from Bank of America Corporation. Six of the branches are located in Roanoke Valley, two in Danville, one in Martinsville, Virginia, and one in Eden, North Carolina. The acquisition will add approximately $504 million of deposits. In addition to the branches, HomeTrust Bank will acquire a small amount of loans as part of the transaction. HomeTrust Bank expects the purchase to close in November 2014, following approval by regulators and satisfaction of customary closing conditions.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from the acquisitions of Jefferson Bancshares, Inc. and Bank of Commerce and the pending acquisition of the 10 branch banking operations of Bank of America might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.hometrustbanking.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this presentation or our SEC filings are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM

Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon - Senior Vice President, Chief Financial Officer, and Treasurer
828-259-3939